SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of
the Securities Exchange Act of 1934

       Date of Report (Date or earliest event reported) September 8, 1997

                          MEDIC COMPUTER SYSTEMS, INC.
             -----------------------------------------------------
             (Exact name of registrant as specified in its charter)


                                 North Carolina
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                 (State or other jurisdiction of incorporation)

         0-20183                                         56-1306083
- ------------------------                           -------------------------
(Commission file Number)                            (IRS Employer ID Number)

               8601 Six Forks Road, Raleigh, North Carolina          27615
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(Address of principal executive offices)                          (Zip Code)

Registrant's telephone number, including area code (919) 847-8102
                                                   ----------------

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Item 5.   Other Events.
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     On September 5, 1997, the Registrant and Misys, plc, a public limited company incorporated in England ("Misys"), announced that the two companies have signed a definitive merger agreement for the acquisition of Medic by Misys. Under the terms of the definitive merger agreement, Medic shareholders would receive $35 per share for each share of Medic Common Stock.

    The transaction is subject to the following customary conditions: (a) the approval of the shareholders of each of Medic and Misys; (b) the expiration or termination of the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (c) the securing or completion of all consents and regulatory filings or approvals necessary for consummation of the merger; (d) the absence of any temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger; (e) the accuracy of all representations and warranties of the parties at closing;
(f) the performance by the parties of their obligations under the merger agreement at or prior to closing; (g) the absence of any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the merger, by any governmental entity which, in connection with the grant of a requisite regulatory approval, imposes a burdensome condition on any of the parties; and (h) the securing of financing by Misys sufficient to fund the acquisition. In addition, the merger agreement may be terminated by Misys in the event Medic's disclosures to be made at closing disclose matters or conditions that are materially and adversely different from the condition of Medic as reflected in the disclosures made by Medic to Misys upon execution of the merger agreement. In the event of a termination of the merger agreement, Medic may be required to pay termination fees and expenses of up to $36,000,000 to Misys under certain circumstances.

     Although the parties expect to close the proposed acquisition by late October or November 1997, there can be no assurance that the merger will occur by such time, or at all.

     Contemporaneously with the execution of the Merger Agreement, Medic and Misys entered into a Stock Option Agreement, pursuant to which Medic granted to Misys the right to purchase up to that number of shares of Common Stock (the "Misys Option") which, when added to any shares Misys owns (other than in a fiduciary capacity) at the time of exercise, would total 19.9% of the outstanding shares of Common Stock after giving effect to the exercise. The Stock Option Agreement provides that the Misys Option is subject to any required regulatory approvals and will become exercisable only upon any event obligating the Company to pay a termination fee. Upon occurrence of such an event, the Misys Option will be exercisable by Misys at $35 per share.

     As an inducement to Misys to enter into the merger agreement, certain management shareholders and directors of Medic, owning beneficially an aggregate of approximately 13.2% of the outstanding Medic Common Stock, entered into a Shareholders Agreement dated September 4, 1997, pursuant to which such shareholders agreed to, among other things, vote their shares in favor of the merger at any meeting of shareholders called to vote thereon. In the event Medic consummates an acquisition other than the merger, with a price per share greater than $35, such management shareholders will pay to Misys an amount equal to the difference between such higher price and $35 multiplied by the number of shares of Medic Common Stock held by them.


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Item 7. Exhibits
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   2.6   Agreement and Plan of Merger dated September 4, 1997 by and among the Registrant, Misys, plc, Kirsty, Inc. and Decimal Music
         Corporation.

 10.58 Shareholders Agreement dated September 4, 1997 among Misys, plc, Kirsty, Inc., Decimal Music Corporation and certain shareholders of the Registrant.

 10.59 Music Stock Option Agreement dated September 4, 1997 by and between the Registrant and Misys, plc.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                             MEDIC COMPUTER SYSTEMS, INC.


Date: September 8, 1997                       /s/ LUANNE L. ROTH
                                             -----------------------------
                                              Luanne L. Roth
                                              Vice President, Chief Financial
                                              Officer, Secretary and Treasurer
                                              (Principal Financial and
                                              Accounting Officer)


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